Exhibit 99.1

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FOURTH QUARTER 2007 RESULTS

MENLO PARK, Calif., (March 27, 2008) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the fourth quarter and for the full year ended December 31, 2007.

For the fourth quarter of 2007, Corcept reported a net loss of $4.2 million, or $0.11 per share, compared to a net loss of $3.9 million, or $0.17 per share, for the fourth quarter of 2006. For the full year 2007, the company reported a net loss of $11.6 million, or $0.34 per share. This result compares to a net loss of $24.9 million, or $1.09 per share, for the full year 2006.

Clinical development activities during the fourth quarter of 2007 and early 2008 included the following:

•

Commencement in December 2007 of the pivotal Phase 3 clinical trial of CORLUX®, our lead product candidate, for the treatment of endogenous Cushing’s Syndrome. This is an open label study which will enroll 50 patients at approximately 25 sites in the United States. The Company received Orphan Drug Designation for CORLUX for this indication in July 2007 and the Investigational New Drug application was opened in September 2007.

•

Commencement in March 2008 of the fourth Phase 3 clinical trial evaluating CORLUX for the treatment of the psychotic features of psychotic depression. This is a randomized, double-blind, placebo-controlled study which will enroll up to 450 patients at approximately 25 sites in the United States.

•

Preparations for clinical trials to further evaluate the mitigation of weight gain induced by atypical antipsychotic medications. These trials will evaluate the effectiveness of CORLUX in preventing weight gain associated with risperidone and quetiapine.

•

Continued development of our selective, proprietary GR-II antagonists. In November 2007, we commenced the clinical portion of our human microdosing study using Xceleron’s Accelerator Mass Spectrometry technology. The clinical portion of this study was completed in March 2008, and results are expected to be available in April 2008.

As of December 31, 2007, Corcept had cash, cash equivalents and marketable securities of $17.4 million. The total cash used in the company’s operating activities for the full year 2007 was $11.0 million.

Total operating expenses increased to $4.4 million for the fourth quarter of 2007, from $4.1 million for the same period in 2006. In the fourth quarter of 2007, research and development expenses decreased to $2.7 million from $2.9 million in the fourth quarter of 2006. This decrease in research and development expenses was due to changes in the clinical development program for CORLUX as the costs associated with the Company’s earlier Phase 3 trials for the treatment of the psychotic features of psychotic depression were only partially offset by the costs for the preparations for the new Phase 3 trial in this indication and for the Company’s new clinical trial to evaluate CORLUX for Cushing’s Syndrome.

General and administrative expenses increased to $1.7 million for the fourth quarter of 2007, from $1.1 million for the same period in 2006, primarily attributable to increases in stock-based compensation expense and cash compensation and professional fees.

On March 25, 2008, Corcept sold approximately 8.9 million shares of its common stock and warrants to purchase approximately 4.5 million shares of its common stock in a private transaction that generated approximately $25 million in net proceeds, after deducting costs of issuance. This financing was led by a new investor, Longitude Capital. Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners, LLP, all of which are significant shareholders in Corcept, as well as various entities and individuals related to these firms and other accredited investors, including entities affiliated with members of the board of directors also invested. In connection with the financing, Patrick Enright of Longitude Capital will join the Company’s board of directors. Mr. Enright is a Managing Director and Founder of Longitude Capital, a venture capital firm, which specializes in investments in life sciences companies. Thomas Weisel Partners served as a financial advisor to the Company in this transaction.

In addition, on March 25, 2008, the Company entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge), a private investment group. Under the terms of the agreement, Kingsbridge has committed to provide up to $60 million of capital through the purchase of newly-issued shares of the Company’s common stock during the three years after the resale registration statement related to the CEFF securities has been declared effective by the Securities and Exchange Commission. Under the terms of the agreement, the exact timing and amount of any CEFF financings will be determined solely by the Company, subject to certain conditions. Under NASDAQ rules, the Company will be able to sell up to a maximum of approximately 9.6 million shares pursuant to this agreement. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of the Company’s stock during the pricing periods of each sale.

“These financing transactions provide the resources necessary for us to enroll patients in our Phase 3 clinical studies for our lead product, CORLUX, for the psychotic features of psychotic depression and for the treatment of Cushing’s Syndrome, to conduct our studies in the management of antipsychotic weight gain and to accelerate the development of our selective GR-II antagonists,” remarked Joseph K. Belanoff, M.D., Chief Executive Officer of the Company.

In commenting on the clinical program, Dr. Robert L. Roe, the Company’s President said, “We believe that CORLUX has the potential to provide an important therapeutic benefit for patients with psychotic depression and for patients with Cushing’s Syndrome. Our new Phase 3 clinical trial in psychotic depression has been designed to incorporate the learnings from our earlier Phase 3 trials and thereby optimize the potential for CORLUX to demonstrate a rapid and sustained reduction in psychotic symptoms. We have initiated sites and have begun to enroll patients in this study. We have also initiated sites and are screening patients for enrollment into our Phase 3 pivotal study of CORLUX for the treatment of endogenous Cushing’s Syndrome. We were pleased to have received Orphan Drug Designation for CORLUX for the treatment of Cushing’s Syndrome, a rare but severe disorder that can affect every organ system in the body and can be lethal if not treated effectively. Because this syndrome affects only an estimated 10 to 15 of every one million people, identification and enrollment of the 50 patients for the study is anticipated to be a relatively slow process.”

Commenting on Corcept’s financial guidance for 2008, Anne LeDoux, Corcept’s Vice President and Controller, stated, “Based on the currently planned timeline of our clinical development program and the recent completion of these financing transactions, we expect that net cash used in 2008 will be between $21 million and $25 million.”

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Cushing’s Syndrome

Cushing’s Syndrome is caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. Cushing’s Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are affected each year. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing’s Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonist drugs for the treatment of severe psychiatric and metabolic diseases. Corcept’s lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression and Cushing’s Syndrome. The Company is also engaged in preparation for clinical trials to evaluate CORLUX for the mitigation of weight gain induced by antipsychotic medications and continued development work on its proprietary, selective GR-II antagonists. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development programs, and its spending plans as well as the amount of funds that may be raised under the CEFF. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the pace of enrollment, cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the clinical development of CORLUX. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(Note)	(Note)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$17,366	$9,456
Other current assets	290	343

Total current assets	17,656	9,799
Long-term investments	—	—
Other assets	88	103

Total assets	$17,744	$9,902

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$1,115	$916
Other current liabilities	1,879	2,597

Total current liabilities	2,994	3,513
Capital lease obligation, long-term portion	16	29
Total stockholders’ equity	14,734	6,360

Total liabilities and stockholders’ equity	$17,744	$9,902

Note:	Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Collaboration revenue	$—	$73	$482	$294

Operating expenses:
Research and development*	2,672	2,922	7,860	20,834
General and administrative*	1,746	1,141	4,867	5,042

Total operating expenses	4,418	4,063	12,727	25,876

Loss from operations	(4,418)	(3,990)	(12,245)	(25,582)

Interest and other income, net	235	110	688	719
Other expense, net	(9)	4	(16)	(10)

Net loss	$(4,192)	$(3,876)	$(11,573)	$(24,873)

Basic and diluted net loss per share	$(0.11)	$(0.17)	$(0.34)	$(1.09)

Shares used in computing basic and diluted net loss per share	39,548	23,283	34,251	22,841

*Includes non-cash stock-based compensation of the following:
Research and development	$65	$80	$213	$535
General and administrative	435	210	846	1,013

Total non-cash stock-based compensation	$500	$290	$1,059	$1,548